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                                                                   EXHIBIT 10.17
[LOGO OF OPTICAL NETWORKS]

February 29, 2000

Robert Jandro
20365 N. Dover Ct.
Barrington, IL 60010

Dear Robert:

On behalf of Optical Networks Incorporated, I am pleased to offer you a position as our Executive Vice President Worldwide Sales and Marketing. You will be reporting directly to Hugh Martin, President and CEO.

You will receive a base salary of $295,000 annually, paid in equal increments on a twice monthly basis. As part of the sales organization you qualify for a sales incentive bonus of $200,000 as part of Optical Networks Sales Incentive Plan which is attached. The first six months of this bonus program will be considered non-recoverable. We also agree to put in place a severance clause of six months of your base salary ($295,000) only with no stock vesting to be only valid for the first twelve months of your employment with us.

Your relocation package that will cover the following expenses:
       -  Reasonable moving costs
       -  Two house hunting trips for your entire family
       -  Three months of temporary living housing and rental car
       - Loan origination fees on the purchase of your California home of no more than 2 points
       -  Moving allowance of 1% of California home value.

Please note that should you voluntarily terminate your employment with Optical Networks within twelve months of your date of hire, you agree by signing this employment offer to repay Optical Network all hire on and relocation dollars on a pro-rated basis. Furthermore, by signing this employment offer you authorize Optical Networks to deduct the amount of this bonus from your final paycheck and agree to repay Optical Networks any amount not covered by the final paycheck within 15 days of your termination date.

We will also be granting you a stock option of 900,000 shares of common stock. The price on this option will be $3.20 per share. This stock option must be approved by our Board of Directors, which will vote on this
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in the next board meeting after your start date. The option Will vest over a four-year period with the first 12.5% vesting upon the six-month anniversary of your start date and the remainder vesting at 1/48/th/ of the shares for each month thereafter.

The shares will be immediately exercisable either by cash payment or with a promissory note, which shall bear interest at the lowest legal rate (the "Note"). The Note shall be in a form and on terms, which are acceptable to the Company and to you. At your option, subject to California Corporation Code, section 500, the Note may be repaid with shares of the Company's common stock, which have a fair market value equal to the outstanding payments which are due at the time of payment;

The grant of 900,000 shares shall be subject to a right of repurchase in favor of the Company, at the original purchase price, which shall lapse as follows: the Company's repurchase right will lapse with respect to twelve and a half (12.5%) of the shares six (6) months from the commencement date of your employment with the Company and will lapse at a rate of 1/48/th/ of the shares each month thereafter. You will have the right to make an election under Section 83(b) of the Internal Revenue Code in conjunction with the purchase of the shares.

In the event of (a) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a re-incorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company or their relative stock holdings), (b) a merger in which the Company is the surviving corporation but after which the shareholders of the Company immediately prior to such merger cease to own shares or other equity interests in the Company representing at least fifty percent (50%) of the voting power of all securities of the Company, or (C) the sale of all or substantially all of the assets of the Company (any and all of which are referred to as a "Transaction"), the Company will (i) waive the Company's right of repurchase with respect to twenty-five percent (25%) of the shares which were subject to the Company's repurchase right as of the effective date of the Transaction, and
(ii) waive similar rights of repurchase or other vesting requirements with respect to twenty-five percent (25%) of any other securities of the Company that may, in the future, be granted or sold to you by the Company and that remain subject to such similar rights of repurchase or vesting requirements as of the effective date of the Transaction.

We will be offering you our standard benefits package that includes health, dental, vision, term life insurance, long term disability, Section 125 and 401K plans.
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We will also be offering you 15 days of vacation per year, 10 company holidays and up to a maximum of 10 sick days per year. The terms of our time off with pay policies are outlined in our employee handbook.

Your employment with Optical Networks is for an indefinite term. In other words, the employment relationship is "at will," and you have the right to terminate that employment relationship at any time for any reason. Also, although I hope that you will remain with us and be successful here, Optical Networks must, and does, retain the right to terminate the employment relationship at any time for any reason. This "at will" employment relationship can only be modified in writing by an authorized officer of Optical Networks. This paragraph contains the entire agreement between you and Optical Networks regarding the right and ability of either you or Optical Networks to terminate your employment with Optical Networks.

You represent that the performance of your duties in the position described above will not violate the terms of any agreements you may have with others, including your former employer. You also understand that you are not to bring to or use at Optical Networks any trade secrets of your former employer.

Your employment is also conditioned upon your agreement and execution of Optical Networks' attached Invention, Assignment and Confidentiality Agreement. You must also provide proof of our ability to legally work within the United States on your first day of employment with Optical Networks.

Please sign the bottom of this letter to accept this offer and return the original to me. If we do not receive back confirmation of your acceptance by March 1, 2000 this offer will terminate. This offer is also conditional upon your ability to terminate your employment from Oracle and start your employment with us on March 1, 2000.

Optical Networks is committed to hiring employees like you that have the courage, creativity, and experience to develop new ideas for new markets.

We look forward to your joining us!

Sincerely,

/s/ Lisa Bios-Johnson
Lisa Bios-Johnson                                 ______________________________
Vice President of Human Resources                 Employee Acceptance/Start Date
Optical Networks Incorporated